Exhibit 99.1
ATLAS ENERGY RESOURCES, LLC REPORTS INFORMATION
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2006
Pittsburgh, PA — March 1, 2007, Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy”) today reported earnings and production results for the quarter and year ended December 31, 2006. Total revenues reached $321.0 million for the year ended December 31, 2006, an approximate 32% increase from the prior year comparable period. For the fourth quarter 2006, revenues were $94.1 million, or approximately 29% higher than the prior year comparable quarter. Average natural gas and oil production volume was 27.0 million cubic feet equivalents (“mmcfe”) per day for the year ended December 31, 2006, representing an increase of approximately 14% from the prior year comparable period. For the fourth quarter 2006, production volumes reached 28.3 mmcfe, an increase of approximately 18% from the prior year comparable quarter.
Atlas Energy, a leading sponsor of natural gas drilling investment programs in the Appalachian Basin, issued approximately 7.3 million common units (approximately 20%) in an initial public offering at a price of $21.00 per common unit on December 18, 2006. The financial results presented consist primarily of the results of Atlas Energy’s predecessor, Atlas America, Inc. (NASDAQ: ATLS) and also include the results of Atlas Energy for the 14-day period from December 18 to December 31, 2006..
On January 24, 2007, Atlas Energy declared its initial quarterly cash distribution for the fourth quarter 2006 of $0.06 per common unit, which was paid on February 14, 2007 to common unitholders of record as of February 7, 2007. This distribution represents a pro-rated distribution of $0.42 per common unit for the period from December 18, 2006, the date of its initial public offering, through December 31, 2006.
On February 23, 2007, Atlas Energy filed an amendment to its registration statement with the Securities and Exchange Commission for the Public 16 drilling program. Atlas Energy expects to raise approximately $200 million in this program, the initial offering of the year, and expects to recognize drilling and management fees from this program through most of 2007.
“I am very pleased with the excellent year that we’ve enjoyed,” said Edward E. Cohen, Chairman and Chief Executive Officer of Atlas Energy. “Total revenues for the year grew by 32% to a record $321.0 million, reflecting strong growth in both our investment program business and the production of natural gas. During the year, $218.5 was raised million from syndicated drilling programs, a 39% increase over the full year 2005, and production of natural gas and oil increased by 14% over 2005. With over 3,100 identified drilling locations on our existing acreage position, which does not include our emerging play in the Marcellus Shale, we have a growing inventory of locations to support our drilling programs. We continue to see strong demand for our drilling programs and we plan to raise at least $270 million through these programs in 2007.”
In January 2007, Atlas Energy entered into additional hedging contracts covering future production through the end of 2011. A summary of Atlas Energy’s hedge positions are as follows:
Fixed Price Swaps

	Average
Production Period	Hedge Price(1)(3)	Percentage
Ended December 31,	(per mcf)	Hedged (2)(4)
2007	$9.88	77	% (5)
2008	$10.10	74	% (6)
2009	$9.72	68%
2010	$8.79	28%
2011	$8.02	10%

(1)	In thousand cubic feet (“mcf”)

(2)	Based upon Atlas Energy’s estimated net interest of the natural gas production

(3)	Includes an estimated positive basis differential and Btu adjustment

(4)	Based upon projected natural gas production volumes for the full year 2007

(5)	Includes costless collar positions with an average floor of $8.31 per mcf and an average cap of $9.45 per mcf

(6)	Includes costless collar positions with an average floor of $8.31 per mcf and an average cap of $10.29 per mcf
Reserves
•	Proved reserves net to Atlas Energy’s interest grew to 180.9 billion cubic feet of natural gas equivalents (“bcfe”) at December 31, 2006, up approximately 5% from 171.5 bcfe at December 31, 2005.

•	Atlas Energy managed an additional 229.3 bcfe of reserves for its drilling programs as of December 31, 2006, a decrease of 1% from 232.0 bcfe of reserves at December 31, 2005.

•	The PV-10 value of these reserves was $280.2 million on December 31, 2006, compared with $597.1 million on December 31, 2005. This valuation is based on using the weighted average price for Atlas Energy’s natural gas at December 31, 2006 of $6.33 per mcf, versus a weighted average price of $10.84 per mcf for the prior year comparable period.
Drilling & Fundraising
•	The number of wells drilled, net to both Atlas Energy’s interest and that of its sponsored drilling programs, was 205 for the three months ended December 31, 2006, an increase of 18 wells or approximately 10% from the prior year comparable quarter. Overall, 715 wells were drilled for the full year 2006, an increase of approximately 8% from the prior year comparable period.

•	Fund raising for investment drilling partnerships, which is utilized to finance well drilling, reached $218.5 million in 2006, an increase of approximately 39% from the prior year comparable period. Atlas Energy expects to raise approximately $270 million from investment drilling partnerships in calendar year 2007.

•	Wells connected increased to 865 in 2006, compared to 451 wells connected in calendar year 2005.
Well Construction and Completion
•	Well drilling segment revenues increased by approximately 25% in the current quarter compared to the similar quarter in the prior year.
Acreage
•	Atlas Energy had approximately 547,000 net acres at December 31, 2006, an increase of approximately 17% from the net acreage position at December 31, 2005 and an approximate 6% increase from September 30, 2006. Additionally, Atlas Energy has a joint venture with Knox Energy, which provides an opportunity to drill wells on approximately 200,000 acres in the state of Tennessee. In December 2006, the parties extended the underlying agreement through December 2007 and expanded the original drilling area to include an additional approximately 3,800 acres that will have a term of five years.

•	Undeveloped acreage at December 31, 2006 was approximately 323,000 net acres, up approximately 25% from the net acreage position at December 31, 2005, exclusive of the joint venture with Knox Energy.

•	During the fourth quarter of 2006 and the first quarter of 2007, Atlas Energy and its investment partnerships drilled three vertical wells to the Marcellus Shale in Western Pennsylvania. Two of these wells have been completed and management is pleased with the results. The Marcellus Shale is a black, organic rich shale formation located at depths between 7,000 and 8,500 feet and ranges in thickness from 100 to 150 feet on Atlas Energy’s acreage. Leases are currently held on 157,500 acres, up from 105,000 acres in December 2006, which management believes is prospective for the Marcellus Shale. Management expects to drill several more vertical wells within the Marcellus Shale over the next two quarters and is planning a full development program beginning in the fourth quarter of 2007.

•	Atlas Energy has currently identified over 3,100 geologically favorable sites for additional well drilling, not including any locations within the Marcellus Shale.
Wells & Production
•	Atlas Energy had interests in over 7,200 gross wells at December 31, 2006, an increase of approximately 11% from December 31, 2005, and operates approximately 85% of these wells.

•	Natural gas and oil production was 28.3 mmcfe per day for the three months ended December 31, 2006, an increase of 4.2 mmcfe per day, or approximately 18%, from the prior year comparable period.
Atlas Energy Resources, LLC is an energy concern focused on the development and production of natural gas and, to a lesser extent, oil principally in the Appalachian Basin. Atlas Energy sponsors and manages tax advantaged investment partnerships, in which it co-invests, to finance the exploration and development of its acreage. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.
Atlas America, Inc. owns an 80% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit its website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.
Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas Energy Resources, LLC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Energy’s reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS ENERGY RESOURCES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
REVENUES
Well construction and completion	$63,238	$42,145	$198,567	$145,925
Gas and oil production	21,753	24,086	88,449	72,926
Gathering fees(1)	2,349	1,407	9,251	4,607
Administration and oversight	3,275	2,964	11,762	10,400
Well services	3,455	2,561	12,953	9,865

	94,070	73,163	320,982	243,723

COSTS AND EXPENSES
Well construction and completion	54,989	36,648	172,666	126,891
Gas and oil production	3,331	2,440	13,881	8,856
Gathering fees(1)	6,667	7,968	29,545	24,648
Well services	1,797	1,487	7,337	5,463
General and administrative	6,024	5,819	23,367	16,822
Net expense reimbursement — affiliate	196	163	1,237	552
Depreciation, depletion and amortization	6,180	4,916	22,491	15,811

	79,184	59,441	270,524	199,043

OPERATING INCOME	14,886	13,722	50,458	44,680

OTHER INCOME (EXPENSE)
Interest income	313	32	966	348
Other, net	94	25	403	(214)

	407	57	1,369	134

Income before cumulative impact of accounting change	15,293	13,779	51,827	44,814
Cumulative effect of change in accounting principle	6,355	—	6,355	—

Net income	$21,648	$13,779	$58,182	$44,814

Allocation of net income attributable to members’ interests/owners:
Portion applicable to owners’ interest (period prior to the initial public offering on December 18, 2006)	$18,841	$13,779	$55,375	$44,814
Portion applicable to members’ interests (period subsequent to the initial public offering on December 18, 2006).	2,807	—	2,807	—

Net income	$21,648	$13,779	$58,182	$44,814

Allocation of net income attributable to members’ interests:
Common units	$2,751		$2,751
Class A units	56		56

Net income attributable to members’ interests	$2,807		$2,807

Net income attributable to members’ interests per common unit — basic and diluted	$0.08		$0.08

Weighted average common units outstanding:
Basic	36,627		36,627

Diluted	36,638		36,638

(1)	Historically, the gathering fees due to Atlas Pipeline Partners, L.P. were insufficient to cover the gathering expenses paid to Atlas Pipeline Partners, L.P. Upon the completion of Atlas Energy’s initial public offering on December 18, 2006, Atlas America, Inc. agreed to retain the obligation to pay the difference between gathering fees paid to Atlas Energy by the drilling partnerships and gathering fees due to Atlas Pipeline Partners, L.P. under the gas gathering agreement.

ATLAS ENERGY RESOURCES, LLC
FINANCIAL INFORMATION
(in thousands)

	December 31,
	2006	2005
BALANCE SHEET DATA:
Cash and cash equivalents	$8,833	$20,918
Property and equipment, net	277,814	214,701
Total assets	415,463	315,052
Total debt	68	156
Total members’ interests/owners’ equity	212,682	154,519

	Three Months Ended		Twelve Months Ended
Reconciliation of net income to non-GAAP	December 31,		December 31,
measures(1):	2006	2005	2006	2005
Net income	$21,648	$13,779	$58,182	$44,814
Depreciation, depletion and amortization	6,180	4,916	22,491	15,811
Cumulative impact of change in accounting policy(2)	(6,355)	—	(6,355)	—

EBITDA	21,473	18,695	74,318	60,625
Non-recurring item — transportation charges(3)	4,318	6,561	20,294	20,041

Adjusted EBITDA	$25,791	$25,256	$94,612	$80,666

(1)	EBITDA is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. Management of Atlas Energy believes that EBITDA provides additional information with respect to Atlas Energy’s ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure by commercial banks, investment bankers, rating agencies and investors in evaluating an entity’s performance relative to its peers. It is also a financial measurement that, with certain negotiated adjustments, is utilized within Atlas Energy’s financial covenants under its credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

(2)	The change in accounting principle relates to the adoption by Atlas Energy of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 required Atlas Energy to disregard any probability factor that is applied to either the timing and/or method of settlement of its asset retirement obligations related to the plugging and abandonment liabilities of its oil and gas properties.

(3)	Reflects the reduction to gathering fees resulting from the retention by Atlas America of the obligation to pay the difference between gathering fees paid to Atlas Energy by the drilling partnerships and gathering fees due to Atlas Pipeline Partners, L.P. under the gas gathering agreement. Atlas America is obligated for this differential upon completion of Atlas Energy’s initial public offering on December 18, 2006.

ATLAS ENERGY RESOURCES, LLC
OPERATING HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Production revenues (in thousands):
Gas (1)	$19,684	$21,852	$79,016	$64,531
Oil	$2,060	$2,227	$9,384	$8,324

Production volume per day (3):
Gas (mcf/day) (1) (2)	25,835	21,468	24,511	21,190
Oil (bbls/day)	405	431	413	429

Total (mcfe/day)	28,264	24,056	26,989	23,761

Aggregate production volume (3):
Gas (mcf) (1) (2)	2,376,779	1,975,099	8,946,376	7,734,445
Oil (bbls)	37,253	39,678	150,628	156,415

Total (mcfe)	2,600,298	2,213,168	9,850,146	8,672,932

Average sales prices (3):
Gas (per mcf) (4)	$8.28	$11.06	$8.83	$8.34
Oil (per bbl)	$55.31	$56.13	$62.30	$53.22

Production costs per mcfe (3) (5)	$0.79	$0.78	$0.86	$0.76

Depletion per mcfe (3)	$2.18	$2.01	$2.08	$1.61

(1)	Excludes sales to landowners.

(2)	Production quantities consist of the sum of (i) Atlas Energy’s proportionate share of production from wells in which it had a direct interest, based on its proportionate net revenue interest in such wells, and (ii) Atlas Energy’s proportionate share of production from wells owned by the investment partnerships in which it has an interest, based on Atlas Energy’s equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)	“Mcf” and “mmcf” means thousand cubic feet and million cubic feet, respectively, “mcfe” and “mmcfe” means thousand cubic feet equivalent and million cubic feet equivalent, respectively, and “bbls” means barrels. Barrels are converted to mcfe using the ratio of six mcfs to one barrel.

(4)	Average natural gas sales price before the effects of financial hedging was $7.35 and $7.90 for the three and twelve months ended December 31, 2006. There were no natural gas financial hedges for the three and twelve months ended December 31, 2005.

(5)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance, production overhead.